Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-255100) and related Prospectus of Performance Shipping Inc. for the registration of Units consisting of  Common Shares or Pre-Funded Warrants to Purchase Common Shares and  Class A Warrants to Purchase Common Shares and to the incorporation by reference therein of our report dated March 11, 2022, with respect to the consolidated financial statements of Performance Shipping Inc. included in its Annual report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
March 11, 2022